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                                                                      EXHIBIT 12

                                    KEYCORP
                COMPUTATION OF CONSOLIDATED RATIO OF EARNINGS TO
              COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                             (DOLLARS IN MILLIONS)
                                  (UNAUDITED)

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
                                                                       YEAR ENDED DECEMBER 31,
                                                              ------------------------------------------
                                                               1998     1997     1996     1995     1994
                                                              ------   ------   ------   ------   ------
COMPUTATION OF EARNINGS
Net income..................................................  $  996   $  919   $  783   $  825   $  853
Add: Provision for income taxes.............................     483      426      360      368      430
Less: Extraordinary net gain................................      --       --       --       36       --
                                                              ------   ------   ------   ------   ------
    Income before income taxes and extraordinary net gain...   1,479    1,345    1,143    1,157    1,283
Fixed charges, excluding interest on deposits...............   1,517    1,085      810      819      513
                                                              ------   ------   ------   ------   ------
    Total earnings for computation, excluding interest on
       deposits.............................................   2,996    2,430    1,953    1,976    1,796
Interest on deposits........................................   1,359    1,462    1,469    1,705    1,325
                                                              ------   ------   ------   ------   ------
    Total earnings for computation, including interest on
       deposits.............................................  $4,355   $3,892   $3,422   $3,681   $3,121
                                                              ======   ======   ======   ======   ======

COMPUTATION OF FIXED CHARGES
Net rental expense..........................................    $139     $123     $126     $117     $124
                                                              ======   ======   ======   ======   ======
Portion of net rental expense deemed representative of
  interest..................................................  $   35   $   30   $   42   $   39   $   41
Interest on short-term borrowed funds.......................     801      642      492      519      334
Interest on long-term debt..................................     616      364      273      261      138
Distributions on capital securities.........................      65       49        3       --       --
                                                              ------   ------   ------   ------   ------
    Total fixed charges, excluding interest on deposits.....   1,517    1,085      810      819      513
Interest on deposits........................................   1,359    1,462    1,469    1,705    1,325
                                                              ------   ------   ------   ------   ------
    Total fixed charges, including interest on deposits.....  $2,876   $2,547   $2,279   $2,524   $1,838
                                                              ======   ======   ======   ======   ======

COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
Preferred stock dividend requirement on a pre-tax basis.....      --       --   $   12   $   23   $   24
Total fixed charges, excluding interest on deposits.........  $1,517   $1,085      810      819      513
                                                              ------   ------   ------   ------   ------
    Combined fixed charges and preferred stock dividends,
       excluding interest on deposits.......................   1,517    1,085      822      842      537
Interest on deposits........................................   1,359    1,462    1,469    1,705    1,325
                                                              ------   ------   ------   ------   ------
    Combined fixed charges and preferred stock dividends,
       including interest on deposits.......................  $2,876   $2,547   $2,291   $2,547   $1,862
                                                              ======   ======   ======   ======   ======

RATIO OF EARNINGS TO FIXED CHARGES
Excluding deposit interest..................................    1.97X    2.24x    2.41x    2.42x    3.50x
Including deposit interest..................................    1.51X    1.53x    1.50x    1.46x    1.70x

RATIO OF EARNINGS TO COMBINED FIXED CHARGES
AND PREFERRED STOCK DIVIDENDS
Excluding deposit interest..................................    1.97X    2.24x    2.38x    2.35x    3.34x
Including deposit interest..................................    1.51X    1.53x    1.49x    1.45x    1.68x
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